Ex 99.1
Rogers Corporation Announces CEO Transition
Rogers launches a search for permanent CEO and names Ali El-Haj as interim leader
Chandler, Arizona, July 14, 2025: The Board of Directors of Rogers Corporation (NYSE: ROG) today announced that Colin Gouveia has left his position as President and CEO and has resigned from the Board on July 12, 2025. Ali El-Haj has been named the company’s interim President and CEO. Mr. El-Haj brings global leadership experience in key Rogers markets and is well-positioned to advance the company’s strategic direction during this transition.
“Ali is an accomplished global leader with extensive experience in technical sectors and a strong track record of executing strategy in lean, high-performance environments,” said Peter Wallace, Chair of the Rogers Board of Directors. “This transition also marks a shift to simplify our operating model to enable greater agility and focus. Rogers has a clear strategy, a talented management team and a proven legacy of innovation for customers. We are confident in the team’s ability to safely deliver long-term value for our customers, employees and shareholders.”
“The Rogers Board of Directors will conduct a robust search to select a permanent leader— as the company enters its next phase of growth and innovation. The search will consider internal and external candidates,” added Mr. Wallace.
Mr. El-Haj is a seasoned CEO with over 30 years of international experience leading growth, turnarounds, and strategic expansion in the automotive and manufacturing industries. Most recently, he guided Techniplas, a Tier 1 supplier, through multiple acquisitions, complex COVID-19 supply chain challenges, and securing several contracts with European OEMs. Prior to that, Mr. El-Haj served as President and CEO of CAP-CON Automotive Technologies, where he expanded Casco Products into a global leader in sensor and connectivity systems, and simultaneously led ARC Automotive through a major turnaround. Mr. El-Haj holds a master’s degree in physics/quantum mechanics from the University of Connecticut and a bachelor’s degree in electrical and computer engineering from the University of Bridgeport.
“I am honored to lead the Rogers organization at such a pivotal time in its journey,” said Mr. El-Haj. “I look forward to working closely with the executive leadership team, employees around the world and the Board of Directors to execute with excellence on our strategic plan. Together, we will drive innovation, enhance our operational discipline and execute where it matters for our customers, creating the engineered materials that move the world forward.”
“On behalf of the Board of Directors and the employees at Rogers, I would like to thank Colin for his leadership and contributions to the organization. We wish him well in his future endeavors.” said Mr. Wallace.
About Rogers Corporation
Rogers Corporation (NYSE: ROG) is a global leader in engineered materials to power, protect, and connect the world. With more than 185 years of materials science and process engineering expertise, Rogers delivers high-performance solutions for EV/HEV, advanced electronics, aerospace and defense, and industrial markets. Headquartered in Chandler, Arizona (USA), Rogers operates manufacturing facilities in the United States, China, Germany, Hungary, Belgium, and South Korea, with sales offices worldwide.
Investor Contact:
Steve Haymore
Senior Director, Investor Relations
Phone: 480.917.6026
Email: stephen.haymore@rogerscorporation.com
Media Contact:
Email: corpcom@rogerscorporation.com
www.rogerscorp.com